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                                                                   Exhibit 10.15


                                MERISANT COMPANY
                      SUPPLEMENTAL LONG-TERM INCENTIVE PLAN

                                SUMMARY OF TERMS

OBJECTIVE. To stimulate growth of cumulative EBITDA and equity value of Tabletop Holdings, Inc. above base plan by providing incentives to the Merisant Company Executive Team to exceed financial performance and business valuation goals.

EFFECTIVE DATE. March 17, 2000.

ELIGIBILITY. Executive Team of Merisant Company.

PLAN FUNDING. The plan funding pool will be equal to the sum of the Business Valuation funding amount and the Financial Performance funding amount.

     BUSINESS VALUATION. The Business Valuation funding amount is equal to 4.0% of the above the base plan increase in the Excess Equity Value during a performance measurement period beginning the effective date and ending on the earlier of the fifth anniversary of the effective date and the Distribution Date (as defined in the Tabletop Holdings, Inc. Stock Appreciation Rights Plan). The Excess Equity Value is equal to the value of the equity of Tabletop Holdings, Inc., as adjusted to reflect the repayment to the founding shareholders of Tabletop Holdings, Inc. of their initial equity investments plus a 12% compounded annual return on such investments.

     FINANCIAL PERFORMANCE. The Financial Performance funding amount is equal to 7.0% of the above base plan cumulative EBITDA of Tabletop Holdings, Inc. during the performance measurement period; provided, however, that if the Excess Equity Value at the conclusion of the performance measurement period is less than 8% above the base plan value, the Financial Performance funding percentage shall be equal to .875 of the percentage increase in Excess Equity Value above the base plan value.

[CHART]


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     FUNDING LIMITS. There will be no plan funding if the Excess Equity Value at the end of the performance measurement period is not above the applicable base plan value. In the event the performance measurement period does not end on an anniversary of the effective date, the applicable base plan value shall be prorated based on the number of days between the immediately preceding anniversary of the effective date and the end of the performance measurement period. In no event will the total plan funding exceed 33% of the above the base plan increase in the Excess Equity Value during the performance measurement period.

INDIVIDUAL AWARDS. Individual awards will be determined by allocating the plan funding pool among participants based on the award opportunity established for each participant's position and the participant's annual performance assessments over the performance measurement period.

VESTING. Participants will become vested with respect to one-third of their awards under the plan on each of the second, third and fourth anniversaries of the effective date. Participants who are not yet fully vested will become fully vested upon termination of employment by reason of retirement at or after age 50, permanent disability or death. Participants who are not yet fully vested and who have continued in employment with Merisant until such date will become fully vested on the Distribution Date (as defined in the Tabletop Holdings, Inc. Stock Appreciation Rights Plan). A participant who is not yet fully vested and who is involuntarily terminated by Merisant without cause shall become vested in the unvested portion of his or her award based on the portion of the period between the effective date and the date on which the participant would have otherwise become fully vested that has been completed. However, you must be employed by Merisant at least 12 months for this provision to be granted. For example, if a participant is involuntarily terminated by Merisant without cause on the second anniversary of the effective date, the participant would be vested in a total of two-thirds of the award, comprised of: (i) the one-third of the award that automatically vested on the second anniversary of the effective date and (ii) the one-half of the unvested two-thirds of the award that became vested upon the participant's termination based on the participant's having completed two years of the four-year period between the effective date and the date on which the participant would have otherwise become fully vested.

PRORATION OF AWARDS. An eligible employee who joins Merisant after the effective date may participate in the plan on a prorated basis, based on the number of months that the employee is employed by Merisant during the performance measurement period. In the event a participant's employment is terminated before the end of the performance measurement period for any reason other than by Merisant for cause, such participant shall be eligible for a pro-rated award based on the number of months that the participant was employed by Merisant during the performance measurement period, multipled by the participant's vested percentage upon termination.

PAYMENT OF AWARDS. Awards shall be paid following the conclusion of the performance measurement period at such time and in such form as determined by the board of directors of Merisant in its sole discretion.

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AMENDMENT. The plan may be amended at any time and in any manner deemed appropriate by the board of directors of Merisant in its sole discretion.

TERMINATION. The plan may be terminated at any time in the sole discretion of the board of directors of Merisant. In the event of the termination of the plan prior to the payment of awards to participants, participants shall receive only such compensation as the board of directors of Merisant may determine in its sole discretion.

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